Exhibit 10.1

PREFERRED STOCK CONVERSION AGREEMENT

THIS PREFERRED STOCK CONVERSION AGREEMENT (“Agreement”), dated as of April 26, 2016, is by and among Community First, Inc., a Tennessee corporation (the “Company”), and each of the preferred shareholders of the Company identified on Exhibit A attached hereto (each, individually, a “Preferred Shareholder” and, collectively, the “Preferred Shareholders”). Each of the Company and the Preferred Shareholders are sometimes referred to herein as a “Party” or, collectively, the “Parties.”

WHEREAS, the Preferred Shareholders are the holders of record of all 11,905 issued and outstanding shares of the Company’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $650 per share (the “Series A Preferred”);

WHEREAS, the Company and the Preferred Shareholders desire to convert, effective as of the Closing (as defined below), all of the issued and outstanding Series A Preferred, and any and all other rights, preferences and privileges attendant to the Series A Preferred, in exchange for an aggregate of 1,629,097 shares of common stock, no par value, of the Company (the “Conversion Shares”); and

WHEREAS, the number of Conversion Shares issued to each Preferred Shareholder has been determined in accordance with a conversion ratio based on the estimated fair market value of the Conversion Shares of $4.75 per share (the “Conversion Price”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Conversion of Series A Preferred; Closing.

(a) Subject to the terms and conditions of this Agreement, at the Closing, each Preferred Shareholder shall transfer, convey and deliver to the Company or, if the Company shall so direct, the transfer agent for the shares of Series A Preferred, and the Company shall acquire and accept from each such Preferred Shareholder, all of such Preferred Shareholder’s right, title and interest in and to the shares of Series A Preferred owned by such Preferred Shareholder, free and clear of all liens and encumbrances. In consideration of such transfer by the Preferred Shareholders and in exchange for their respective shares of Series A Preferred, the Company shall issue to each Preferred Shareholder the number of Conversion Shares set forth opposite such Preferred Shareholder’s name on Exhibit A hereto and each Preferred Shareholder agrees to forfeit any and all rights to any cash dividend payable to such Preferred Shareholder in respect of the shares of Series A Preferred during the fiscal quarter in which the Closing Date occurs. No fractional Conversion Shares shall be issued pursuant to the terms of this Agreement and the number of Conversion Shares issued to each Preferred Shareholder shall be rounded down to the nearest whole number.

(b) The Closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable, but in no event later than 5 business days following the date on which all of the conditions set forth in Section 5 have been satisfied or waived, unless another time, date or place is agreed to in writing by the Parties. The Closing may take place remotely via the electronic or other exchange of documents and signature pages, as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(c) At the Closing, (i) each Preferred Shareholder shall deliver to the Company or, if the Company shall so direct, the transfer agent for the shares of Series A Preferred, the original stock certificate(s) representing such Preferred Shareholder’s shares of Series A Preferred, together with a duly executed stock power endorsed in blank (substantially in the form of Exhibit B attached hereto); and (ii) the Company shall issue and deliver to each Preferred Shareholder the number of Conversion Shares set forth for such Preferred Shareholder on Exhibit A, as evidenced by an original stock certificate dated the Closing Date and registered in the name of such Preferred Shareholder (or if shares of the Company’s common stock may then be issued in uncertificated form, cause the transfer agent of the Company to register the Conversion Shares in the name of such Preferred Shareholder and deliver evidence of such registration to the Preferred Shareholder).

(d) From and after the Closing, no further cash dividends shall be payable in respect of the shares of Series A Preferred outstanding immediately prior to the Closing Date. The Parties agree that any and all accrued dividends, liquidation preferences and other rights or privileges afforded to the shares of Series A Preferred shall be terminated and cancelled upon the Closing.

2.     Representations and Warranties of the Company. The Company represents and warrants to the Preferred Shareholders as follows:

(a) This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The Conversion Shares have been duly authorized and, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights.

(c) The Company has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(d) Assuming the satisfaction of the closing conditions set forth in this Agreement, the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby by the Company and the fulfillment of and compliance with the terms and conditions hereof by the Company do not and will not with the passing of time or giving of notice (i) violate any provision of any law, regulation, governmental permit or license, judicial or administrative order, award, judgment or decree applicable to the Company, or (ii) conflict with, result in a breach of, or right to cancel or constitute a default under, any material agreement, organizational document or material instrument to which the Company is a party, by which the Company is bound or to which the Company is subject.

(e) The Company has obtained all requisite regulatory consents or approvals to enter into this Agreement.

(f) The Company is validly existing and in good standing under the laws of the State of Tennessee and is duly authorized and qualified to do all things required of it under this Agreement.

3.     Rights of the Company. The Company shall not be required to (i) transfer on its books any shares of Series A Preferred that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of shares of Series A Preferred, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom shares of Series A Preferred have been transferred in contravention of this Agreement.

4.     Representations and Warranties of Preferred Shareholders. Each Preferred Shareholder, severally and not jointly, hereby represents and warrants to the Company as follows:

(a) This Agreement is a legal, valid and binding obligation of such Preferred Shareholder, enforceable against such Preferred Shareholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) Such Preferred Shareholder is the sole legal and beneficial owner of the shares of Series A Preferred set forth opposite such Preferred Shareholder’s name on Exhibit A, and such Preferred Shareholder has no obligation to any person or entity to sell or vote such shares of Series A Preferred.

(c) Such Preferred Shareholder has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(d) The delivery of such Preferred Shareholder’s shares of Series A Preferred pursuant to this Agreement will convey to the Company legal and valid title to such shares, free and clear of all liens, security interests, or other encumbrances of any nature whatsoever.

(e) Assuming the satisfaction of the closing conditions set forth in this Agreement, the execution and delivery of this Agreement by such Preferred Shareholder, the consummation of the transactions contemplated hereby by such Preferred Shareholder and the fulfillment of and compliance with the terms and conditions hereof by such Preferred Shareholder do not and will not with the passing of time or giving of notice (i) violate any provision of any law, regulation, governmental permit or license, judicial or administrative order, award, judgment or decree applicable to such Preferred Shareholder, or (ii) conflict with, result in a breach of, or right to cancel or constitute a default under, any material agreement or instrument to which such Preferred Shareholder is a party, by which such Preferred Shareholder is bound or to which such Preferred Shareholder or the shares of Series A Preferred owned by such Preferred Shareholder are subject.

(f) Such Preferred Shareholder is not a “foreign person” within the meaning of § 1445 the Internal Revenue Code of 1986, as amended.

(g) Assuming the satisfaction of the closing conditions set forth in this Agreement all consents, approvals, authorizations and orders necessary for the execution and delivery by such Preferred Shareholder of this Agreement and the exchange of the shares of Series A Preferred owned by such Preferred Shareholder for the Conversion Shares have been obtained.

(h) Such Preferred Shareholder is aware of the Company’s business affairs and financial condition and has acquired or been provided with the opportunity to acquire sufficient information about the Company to reach an informed and knowledgeable decision about whether to exchange the shares of Series A Preferred owned by such Preferred Shareholder for the Conversion Shares.

(i) Such Preferred Shareholder has received or has had the opportunity to receive independent legal advice from his or her attorneys with respect to the advisability and legal effect of each aspect of this Agreement, and such Preferred Shareholder acknowledges that he or she is not relying on any advice or recommendation from the Company or any affiliate of the Company with respect to such Preferred Shareholder’s decision to exchange the shares of Series A Preferred for the Conversion Shares, and that other than as set forth herein, neither the Company, nor any affiliate thereof, has made any representation, warranty or covenant, express or implied, to such Preferred Shareholder with respect to the Conversion Shares or the Company’s or any of its subsidiaries’ business, affairs, prospects, results of operations or financial condition and neither the Company, nor any affiliate thereof, shall have any liability to the Preferred Shareholder with respect to the transactions contemplated by this Agreement.

(j) Such Preferred Shareholder acknowledges that the Conversion Price is fair to the Preferred Shareholder.

(k) Such Preferred Shareholder acknowledges and understands that any and all rights and privileges afforded to the shares of Series A Preferred under the Amended and Restated Charter of the Company (including any amendments thereto), or any other agreement or understanding shall be terminated and cancelled immediately upon consummation of the transactions contemplated by this Agreement, and that the consideration paid under this Agreement may be less than the consideration such Preferred Shareholder would be entitled to receive under such Amended and Restated Charter, other agreements or understandings.

(l) Such Preferred Shareholder is not a party to litigation or any similar proceeding in which a charging order against the shares of Series A Preferred to be exchanged by such Preferred Shareholder for the Conversion Shares has been sought or awarded.

(n) Such Preferred Shareholder has had opportunity to independently consider the tax consequences of the transactions contemplated by this Agreement.

5.	Conditions to Closing.

(a) Conditions to the Company’s Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Company):

(i) each of the representations and warranties of the Preferred Shareholders in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing Date;

(ii) all of the covenants and obligations that each of the Preferred Shareholders is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

(iii) no domestic or foreign federal, state, provincial, local or municipal court, legislative, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality (“Governmental Authority”) having jurisdiction over the Company or any of its affiliates shall have objected to the transactions contemplated by this Agreement or prohibited the Company from issuing the Conversion Shares;

(iv) all claims, liens, encumbrances, security interests, transfer restrictions, pledges or rights of first refusal (“Claims”) on the shares of Series A Preferred owned by each Preferred Shareholder must have been released at or prior to the Closing;

(v) no order, injunction, judgment, decree, ruling, assessment or arbitration award (“Order”) of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Company or any of its affiliates or any Preferred Shareholder which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seek material damages in connection with the transactions contemplated hereby;

(vi) there must not have been made or threatened by any person any claim asserting that such person (A) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the shares of Series A Preferred owned by a Preferred Shareholder, or (B) is entitled to all or any portion of the Conversion Shares payable for such shares;

(vii) neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with, or result in a violation of, or cause the Company or any affiliate thereof to suffer any material adverse consequence under, (A) any applicable law or regulations or Order or (B) any law or regulation or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority; and

(viii) any consent or approval of a Governmental Authority for a Preferred Shareholder to acquire the Conversion Shares issued to such Preferred Shareholder must have been obtained and any waiting period in respect thereof shall have expired.

(b) Conditions to the Preferred Shareholders’ Obligations. The obligations of each of the Preferred Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by a Preferred Shareholder):

(i) each of the representations and warranties of the Company in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if made on the Closing Date;

(ii) all of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects;

(iii) no Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and no proceeding or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against a Preferred Shareholder or the Company or any of its affiliates which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seek material damages in connection with the transactions contemplated hereby; and

(iv) any consent or approval of a Governmental Authority for the Preferred Shareholder to acquire the Conversion Shares issued to such Preferred Shareholder must have been obtained and any waiting period in respect thereof shall have expired.

6.     Indemnification. Each Party (as applicable, an “Indemnifying Party”) shall indemnify and hold harmless the other Parties and their respective officers, directors, employees, agents and representatives from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), but excluding consequential, special or punitive damages, incurred in connection with, resulting from, or arising out of (i) any misrepresentation respecting, or a breach of, any representation or warranty made by the Indemnifying Party in this Agreement, and/or (ii) any material breach or nonperformance of any covenant or agreement to be performed by the Indemnifying Party under this Agreement.

7.	Covenants.

(a) No Negotiation; No Encumbrances. Until such time as this Agreement is terminated pursuant to Section 9, no Preferred Shareholder shall, and each Preferred Shareholder shall cause its affiliates and agents not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than the Company or any affiliates thereof) relating to any sale of the shares of Series A Preferred owned by such Preferred Shareholder. Each Preferred Shareholder shall notify the Company of any such inquiry or proposal and the terms thereof within 24 hours of receipt or awareness. No Preferred Shareholder shall enter into any agreement, transaction or arrangement that would result in the shares of Series A Preferred owned by such Preferred Shareholder being subject to any claim or would allow the shares of Series A Preferred owned by such Preferred Shareholder to become subject to any claim whether by operation of law or otherwise.

(b) Reasonable Best Efforts. Each Party to this Agreement shall use its reasonable best efforts to cause all of the conditions precedent to the Company’s and each Preferred Shareholder’s obligations set forth in Section 5(a) and Section 5(b), as applicable, to be satisfied, to the extent that such Party’s action or inaction can control or influence the satisfaction of such conditions. Additionally, each of the Parties hereto agrees to execute such instruments and take such actions as may be reasonably necessary to carry out the intent of this Agreement.

8.     Release. Each Preferred Shareholder, on behalf of itself and its affiliates, hereby releases and forever discharges the Company, its subsidiaries and each of their respective affiliates, officers, directors, employees, agents, representatives, successors and assigns (each, individually, a “Released Party” and, collectively, the “Released Parties”) from any and all claims, losses and liabilities whatsoever, whether known or unknown, both at law and in equity, which such Preferred Shareholder or any of its affiliates now has, has ever had or may hereafter have against any Released Party related to such Preferred Shareholder’s ownership of shares of Series A Preferred. Each Preferred Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby and will indemnify the Released Parties with respect to liabilities, costs, expenses, claims or damages arising from any claim, demand or proceeding by such Preferred Shareholder or any person claiming by or through such Preferred Shareholder based on any matter purported to be released hereby.

9.     Termination. This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written agreement of the Parties, or (ii) by any Party, upon written notice to the other Parties, if the Closing shall not have occurred on or prior to September 30, 2016. In the event of termination of this Agreement as provided in this Section 9, this Agreement shall forthwith become void and of no further force or effect, except that nothing herein shall relieve a Party from liability for any breach of this Agreement.

10.	Miscellaneous.

(a) Parties in Interest; Successors and Assigns. No Preferred Shareholder may assign this Agreement without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

(b) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, or by .pdf or similar imaging transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) Further Assurances. After the date of this Agreement, each Party, without further consideration, shall promptly take such actions and shall promptly execute and deliver such documents as may be reasonably requested by another Party hereto (or by its employees, agents or representatives) to effectuate, evidence, authorize, or approve the transactions contemplated by this Agreement.

(d) Governing Law. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be governed by, and construed in accordance with, the laws of the State of Tennessee without regard to any conflicts of law principles.

(e) Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 6 and 10 of this Agreement shall survive, and continue in full force and effect, following the Closing or any termination of this Agreement.

(f) Notice. Unless otherwise provided, any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (A) if to the Company, to the address set forth below; and (B) if to any Preferred Shareholder, to the address set forth for such Preferred Shareholder on Exhibit A attached hereto.

Community First, Inc.

501 S. James Campbell Blvd.

Columbia, TN 38401

Attn: Louis E. Holloway

Fax: (931) 388-3188

(g) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(h) Non-Reliance. The making, execution, and delivery of this Agreement by the Parties hereto have not been induced by any representations, warranties, statements or agreements other than those expressly set forth in this Agreement.

(i) Acknowledgements. Each Party, by its execution and delivery of this Agreement, hereby acknowledges that (i) such Party has read this Agreement and understands the terms and consequences of this Agreement, (ii) such Party is fully aware of the legal and binding effect of this Agreement, and (iii) such Party has had the opportunity to be represented by legal counsel of its choosing.

(j) Entire Agreement. This Agreement represents the entire understanding of the Parties with respect to its subject matter and supersedes and cancels all prior written or oral contracts, agreements and understandings of the Parties with respect to the subject matter hereof. No amendment to this Agreement shall be effective unless in a writing executed by all Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

COMMUNITY FIRST, INC.

By:	/s/ Jon Thompson
Name:	Jon Thompson
Title:	President and Chief Financial Officer

[Signature Page to Preferred Stock Conversion Agreement]

PREFERRED SHAREHOLDERS:

Eslick E. Daniel

By:	/s/ Eslick E. Daniel

Ruskin A. Vest, Jr.

By:	/s/ Ruskin A Vest, Jr.

Robert E. Daniel

By:	/s/ Robert E. Daniel

James Walker

By:	/s/ James Walker

Constantine Vrailas

By:	/s/ Constantine Vrailas

Michael D. Penrod

By:	/s/ Michael D. Penrod

Randy A. Maxwell

By:	/s/ Randy A. Maxwell

Dinah C. Vire

By:	/s/ Dinah C. Vire

W. Roger Witherow

By:	/s/ W. Roger Witherow

[Signature Page to Preferred Stock Conversion Agreement]

John Shepherd

By:	/s/ John Shepherd

Louis E. Holloway

By:	/s/ Louis E. Holloway

Vasant Gopal Hari

By:	/s/ Vasant Gopal Hari

Jon Thompson

By:	/s/ Jon Thompson

James A. Bratton

By:	/s/ James A. Bratton

J. Elaine Chaffin

By:	/s/ J. Elaine Chaffin

IRA Innovations LLC Fbo Martin Maguire IRA

By:	/s/ Martin Maguire

Martin Maguire

By:	/s/ Martin Maguire

[Signature Page to Preferred Stock Conversion Agreement]

EXHIBIT A

Preferred Shareholder	Address	Shares of Series A Preferred	Conversion Shares

Eslick E. Daniel	[CONFIDENTIAL]	3,259	445,968

Ruskin A. Vest, Jr.	[CONFIDENTIAL]	2,723	372,621

Robert E. Daniel	[CONFIDENTIAL]	2,391	327,189

James Walker	[CONFIDENTIAL]	1,000	136,842

Constantine Vrailas	[CONFIDENTIAL]	500	68,421

Michael D. Penrod	[CONFIDENTIAL]	421	57,610

Randy A. Maxwell	[CONFIDENTIAL]	297	40,642

Dinah C. Vire	[CONFIDENTIAL]	295	40,368

W. Roger Witherow	[CONFIDENTIAL]	284	38,863

John Shepherd	[CONFIDENTIAL]	165	22,578

Louis E. Holloway	[CONFIDENTIAL]	134	18,336

Vasant Gopal Hari	[CONFIDENTIAL]	127	17,378

Jon Thompson	[CONFIDENTIAL]	117	16,010

James A. Bratton	[CONFIDENTIAL]	102	13,957

J. Elaine Chaffin	[CONFIDENTIAL]	41	5,610

IRA Innovations LLC Fbo Martin Maguire IRA	[CONFIDENTIAL]	33	4,515

Martin Maguire	[CONFIDENTIAL]	16	2,189

EXHIBIT B

STOCK POWER

FOR VALUE RECEIVED, the undersigned ______________________, does hereby sell, assign and transfer to Community First, Inc. (the “Company”), _________________ (_______) shares of the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, of the Company represented by Certificate No. ___, in the name of the undersigned on the books of the Company.

The undersigned does hereby irrevocably constitute and appoint _______________ as attorney-in-fact to transfer said stock on the books of the Company, with full power of substitution in the premises.

DATED this ____ day of _________________, 2016

Name: